Exhibit 99.1

Customers Bancorp
1015 Penn Avenue
Wyomissing, PA 19610
Contacts:
Jay Sidhu, Chairman & CEO 610-935-8693
Richard Ehst, President & COO 610-917-3263
Investor Contact:
Robert Wahlman, CFO 610-743-8074

CUSTOMERS BANCORP REPORTS RECORD NET INCOME FOR FULL YEAR AND FOURTH QUARTER 2015

●	2015 Net Income Up 29.8% Over 2014 Net Income
●	Q4 2015 Net Income Up 27.3% Over Q4 2014 Net Income
●	2015 Return on Common Equity of 11.8%; Q4 2015 Return on Common Equity of 13.5%
●	Tangible Book Value Up 11.9% in 2015 to $18.39
●	Loans Grew 26.1% and Deposits Grew 30.4% in 2015
●	Asset Quality Exceptional with NPLs 0.15% of Total Loans and Reserves 342% of NPLs
●	BankMobile Reports over 100,000 New Checking Accounts

Wyomissing, PA – January 20, 2016 - Customers Bancorp, Inc. (NYSE: CUBI), the parent company of Customers Bank (collectively "Customers"), reported net income to common shareholders of $56.1 million for the full year of 2015 compared to net income to common shareholders of $43.2 million for 2014, an increase of $12.9 million, or 29.8%. Fully diluted earnings per share for the full year of 2015 was $1.96 compared to $1.55 fully diluted earnings per share for 2014, an increase of $0.41 per share, or 26.5%. Average fully diluted shares for 2015 were 28.7 million compared to average fully diluted shares for 2014 of 27.9 million.

Customers also reported net income to common shareholders of $16.8 million for the fourth quarter of 2015 ("Q4 2015") compared to net income to common shareholders of $13.2 million for the fourth quarter of 2014 ("Q4 2014"), an increase of $3.6 million, or 27.3%. Q4 2015 fully diluted earnings per share was $0.58 compared to $0.47 for Q4 2014, an increase of $0.11 per share, or 23.4%. Average fully diluted shares for Q4 2015 were 28.9 million compared to average fully diluted shares for Q4 2014 of 28.0 million.

"Customers is pleased to report record net income to common shareholders for 2015 of $1.96 fully diluted earnings per share.  2015 net income reached management's estimated earnings for 2015 despite the unfortunate $9.0 million fraud identified during the second quarter of the year reducing earnings by $0.21 a share," commented Jay Sidhu, Chairman and CEO of Customers.   Continuing, Mr. Sidhu said, "In 2015 we strengthened our core business franchise as we added commercial loan and deposit generating teams to existing Pennsylvania, New York, and New England teams, laying the foundation for continued strong commercial and industrial loan growth in 2016 and beyond.  We supported our loan and profitability growth by increasing holding company Tier 1 capital by $118 million, or 27%, in 2015 primarily through a $56 million net preferred stock offering and retaining all $56 million of 2015 net income.  We invested in Customers' future by expanding our risk management, administrative, compliance and technical teams so that we can manage the risks and support an $8.0 billion and larger bank, developed and introduced the BankMobile platform as the digital delivery channel of the future for consumers, and announced an agreement to acquire Higher One's disbursement business.  The Higher One disbursement business currently services approximately 2 million existing student deposit accounts and provides a platform to generate over 500,000 new deposit accounts annually.  We are excited about our high technology platform for creating a successful mobile first digital bank for the future and the many opportunities that presents for our shareholders and customers.  2015 was an incredible year for Customers, and we have positioned ourselves well for an even better 2016 and beyond."
Other financial and business highlights for 2015 compared to 2014 include:
•	Customers achieved a return on average assets of 0.81% in 2015 compared to 0.78% in 2014, and achieved a return on average common equity of 11.82% in 2015 compared to 10.39% in 2014.

•
Total loans, including commercial loans held for sale, increased $1.5 billion, or 26.1%, to $7.3 billion as of December 31, 2015 compared to total loans as of December 31, 2014 of $5.7 billion. Multi-family loans increased $636 million to $2.9 billion, commercial loans and lines of credit to mortgage companies increased $421 million to $1.8 billion, commercial and industrial loans (including owner-occupied commercial real estate) increased $327 million to $1.1 billion, non-owner occupied commercial real estate loans increased $154 million to $1.0 billion, and consumer loans decreased $34 million to $0.4 billion over the prior year.

•
Total deposits increased $1.4 billion, or 30.4%, to $5.9 billion as of December 31, 2015 compared to total deposits of $4.5 billion as of December 31, 2014. Transaction deposits increased by $737 million, with non-interest bearing deposits increasing by $107 million. Certificate of deposit accounts increased $636 million over 2014, assisting Customers in extending its liabilities.

•
Net interest income increased $44.4 million as loan and security average balances increased $1.6 billion, offset in part by a 6 basis point decrease in net interest margin. The 2015 net interest margin of 2.81% declined 6 basis points compared to net interest margin of 2.87% in 2014. The net interest margin decrease was largely a result of the growth in the lower yielding mortgage warehouse portfolio.

•
Customers reported a $20.6 million provision for loan losses in 2015 compared to a $14.7 million provision for loan losses in 2014. The 2015 provision for loan losses included a provision expense of $9.0 million for the fraudulent loan identified by Customers in July 2015. $5.3 million of the loan was charged off in the third quarter of 2015 and the residual balance of $3.7 million was charged off in Q4 2015. Customers will continue its efforts to collect the loan balance and is optimistic about a future recovery.

•
2015 non-interest income of $27.7 million increased $2.6 million from 2014 as a result of a benefit received on a bank-owned life insurance policy, higher mortgage warehouse transactional fees and an increase in the gain on sale of loans, offset in part by gains realized from sales of investment securities of $3.2 million recorded in 2014 compared to a loss of $0.1 million in 2015.

•
Non-interest expenses incurred in 2015 of $115.0 million increased $16.0 million from non-interest expenses in 2014. The increases in salaries, professional services and technology totaling $17.4 million result from growth of Customers requiring additional people, services, and support. These increases were offset in part by decreased taxes and regulatory fees of $1.1 million related primarily to an adjustment in the Pennsylvania shares tax expense and reduced loan workout expenses of $0.6 million resulting from lower levels of non-performing loans and recoveries of prior expenses on resolved loans during the year.

•
The 2015 efficiency ratio was 51.3% compared to a 56.9% 2014 efficiency ratio. The 2015 efficiency ratio includes approximately $6.4 million of net expense for BankMobile.  Excluding BankMobile net expenses of $6.4 million, the 2015 efficiency ratio would have been 48.4%.

•
Pre-tax and pre-provision return on average assets reached 1.50% in 2015 compared to 1.41% in 2014. Pre-tax and pre-provision return on average common equity was 22.46% in 2015 compared to 18.78% in 2014. The improved profitability ratios reflect the increasing earnings while maintaining control of operating costs.

•	Capital levels continue to exceed the "well-capitalized" thresholds established by regulation at both the holding company and bank.

•	The tangible book value per common share continued to increase, reaching $18.39 at December 31, 2015, compared to $16.43 at December 31, 2014, an increase of 11.9% year-over-year.

•
The assumption of the Higher One disbursement business if completed is expected to provide the opportunity to service approximately 2 million existing student deposit accounts and generate over 500,000 new student deposit accounts annually.  The planned combination of this business with the BankMobile platform is expected to provide the opportunity to be the "Bank for Life" for these students and other customers.

Q4 2015 compared to Q4 2014:
Customers' Q4 2015 net income to common shareholders of $16.8 million increased $3.6 million, or 27.3%, from net income to common shareholders of $13.2 million in Q4 2014. The increase in Q4 2015 compared to Q4 2014 net income to common shareholders resulted primarily from a $8.5 million increase in net interest income as loan and security average balances were nearly $1.3 billion greater in Q4 2015 compared to Q4 2014 reflecting Customers continuing loan growth, and a $2.4 million payment received on a bank-owned life insurance policy, offset in part by the Q4 2015 $3.0 million provision to reserve the full balance of the fraudulent loan initially reported in the second quarter of 2015.

Other financial highlights of Q4 2015 compared to Q4 2014 include:
•
Net interest margin in Q4 2015 of 2.83% was relatively flat compared to net interest margin of 2.84% in Q4 2014. The net interest margin consistency between periods resulted from a higher yield on investment securities as amounts previously held in cash were invested in highly liquid US agency guaranteed securities offsetting lower prepayment fees received in Q4 2015 compared to Q4 2014.

•
The Q4 2015 provision for loan losses of $6.2 million reflects an additional provision of $3.0 million to facilitate the full charge-off of the remaining fraudulent loan balance.  As of December 31, 2015, the entire $9.0 million balance has been charged-off.

•
Pre-tax and pre-provision return on average assets reached 1.60% in Q4 2015 compared to 1.39% in Q4 2014. Pre-tax and pre-provision return on average common equity was 24.35% in Q4 2015 compared to 20.78% in Q4 2014. The improved profitability ratios reflect the increasing earnings while maintaining control of operating costs.

•	Q4 2015 non-interest income of $9.4 million increased $3.6 million from Q4 2014 as a result of a $2.4 million benefit received on a bank-owned life insurance policy and $0.9 million swap premium fee.

•
Non-interest expenses incurred in Q4 2015 of $31.5 million increased $3.6 million from non-interest expenses of Q4 2014. The increases in salaries, professional services and technology totaling $4.5 million result from growth of Customers requiring additional people, services, and support. A reduction in Q4 2015 expense for other real estate owned of $1.3 million resulted from a combined $1.3 million loss recognized on valuation adjustments for three OREO properties in Q4 2014 compared to a $0.1 million loss recognized on valuation adjustments for OREO properties in Q4 2015.

Q4 2015 compared to Q3 2015:
Customers' Q4 2015 net income to common shareholders of $16.8 million increased $2.5 million, or 17.3%, from net income to common shareholders of $14.3 million for the third quarter of 2015 ("Q3 2015"). The increase in Q4 2015 compared to Q3 2015 net income to common shareholders resulted primarily from a $4.0 million increase in interest income as loan and investment security average balances were nearly $500 million greater in Q4 2015 compared to Q3 2015 as Customers grew loan balances during Q4 2015, and a $2.4 million payment received on a bank-owned life insurance policy, offset in part by the $3.0 million provision for loan losses related to the loan initially reported as a fraudulent loan in the second quarter of 2015.
Other financial highlights for Q4 2015 compared to Q3 2015 include:
•
Net interest margin in Q4 2015 of 2.83% increased approximately 4 basis points compared to the net interest margin for Q3 2015 of 2.79%. The net interest margin increase resulted primarily from higher yields on investment securities as amounts previously held in cash were invested in highly liquid US agency guaranteed securities, and improved yields on commercial loans, offset in part by lower prepayment fees received in Q4 2015 compared to Q3 2015.

•
The Q4 2015 provision for loan losses of $6.2 million reflects an additional provision of $3.0 million to facilitate charging off the full residual balance of the fraudulent loan first reported in the second quarter of 2015 and the $686 million growth in multi-family and commercial loan balances during Q4 2015 compared to Q3 2015.

•
Non-interest income of $9.4 million in Q4 2015 increased $3.2 million compared to Q3 2015 primarily due to a $2.4 million benefit received on a bank-owned life insurance policy and increased swap premium fees.

•
Q4 2015 non-interest expense of $31.5 million was up $1.2 million from Q3 2015.  Increases in salaries, professional services and technology totaling $1.8 million resulted from Customers' growth, requiring additional people, services, and support, and higher loan workout expenses of $0.3 million resulted from recoveries of prior expenses on a loan that was resolved during Q3 2015.  These increases were offset in part by a $1.2 million reduction in other real estate owed expenses due to valuation adjustments of only $0.1 million in Q4 2015 compared to Q3 2015 valuation adjustments of $1.2 million.

•	Customers sold approximately $45.4 million of multi-family loans at approximately a 1.0% gain during Q4 2015, comparable to the Q3 2015 multi-family loan sales.

"Achieving earnings of $0.58 in the fourth quarter of 2015 is a tremendous accomplishment for the entire Customers team," said Bob Wahlman, Chief Financial Officer of Customers Bancorp, Inc. "Our team's accomplishment reflects the successful execution of the strategies we have adopted to achieve our performance targets of a return on assets around 1.0% and return on common equity of 12.0%. At this point, we are close to achieving the annual return on common equity performance target. The strong fourth quarter also puts us in a strong position to achieve our stated net income to common shareholders guidance of $2.40 to $2.50 from our core banking operations in 2016. Acquisition of the Higher One disbursement business, excluding anticipated one-time charges related to the acquisition and integration, is expected to be non-dilutive to our 2016 earnings and accretive to our 2017 earnings."

The following table presents a summary of key earnings and performance metrics for the years ended December 31, 2015 and 2014, and the quarters ending December 31, 2015, September 30, 2015 and December 31, 2014, respectively:
CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
EARNINGS SUMMARY - UNAUDITED

(Dollars in thousands, except per-share data)
	2015	2014	Q4 2015	Q3 2015	Q4 2014

Net income available to common shareholders	$56,090	$43,214	$16,780	$14,309	$13,178
Basic earnings per common share ("EPS")	$2.09	$1.62	$0.62	$0.53	$0.49
Diluted EPS	$1.96	$1.55	$0.58	$0.50	$0.47
Average common shares outstanding - basic	26,844,545	26,719,626	26,886,694	26,872,787	26,736,461
Average common shares outstanding - diluted	28,684,939	27,939,004	28,912,644	28,741,129	28,009,532

Return on average assets	0.81%	0.78%	0.91%	0.82%	0.80%
Return on average common equity	11.82%	10.39%	13.46%	11.83%	11.94%
Return on average assets - pre-tax and pre-provision	1.50%	1.41%	1.60%	1.39%	1.39%
Return on average common equity - pre-tax and pre-provision	22.46%	18.78%	24.35%	20.53%	20.78%
Net interest margin, tax equivalent	2.81%	2.87%	2.83%	2.79%	2.84%
Efficiency ratio	51.3%	56.9%	50.1%	54.0%	54.9%
Non-performing loans (NPLs) to total loans (including held-for-sale loans)	0.15%	0.20%	0.15%	0.27%	0.20%
Reserves to non-performing loans	341.71%	289.56%	341.71%	197.01%	289.56%
Net charge-offs	$11,978	$3,124	$4,321	$5,657	$1,356

Tangible book value per common share (period end) (1)	$18.39	$16.43	$18.39	$17.81	$16.43
Period end stock price	$27.22	$19.46	$27.22	$25.70	$19.46

(1) Calculated as total equity less preferred stock and goodwill and other intangibles divided by common shares outstanding at period end.

Diversified Loan Portfolio
Customers is a Business Bank that principally focuses on four lending activities; commercial and industrial loans to privately held businesses, multi-family loans principally to high net worth families, selected commercial real estate loans, and banking services to privately held mortgage companies. Commercial and industrial loans, including owner-occupied commercial real estate loans, and non-owner-occupied commercial real estate loans, were approximately $1.1 billion and $1.0 billion, respectively, at December 31, 2015. Multi-family loans or loans to high net worth families and mortgage warehouse loans, also considered commercial loans, were approximately $2.9 billion and $1.8 billion, respectively, at December 31, 2015.

Conference Call
Date:	Wednesday, January 20, 2016
Time:	5:30 PM ET
US Dial-in:	1 (888) 539-3694
International Dial-in:	1 (719) 457-1510
Participant Code:	100209

Please dial in at least 10 minutes before the start of the call to ensure timely participation. Slides accompanying the presentation will be available on the Company's website at http://customersbank.com/investor relations.php prior to the call.  A playback of the call will be available until 8:30 p.m. ET on February 19. To listen, call 1 (888) 203-1112 or 1 (719) 457-0820. Please use the replay pin number 2795440.

Institutional Background

Customers Bancorp, Inc. is a bank holding company located in Wyomissing, Pennsylvania engaged in banking and related business through its bank subsidiary, Customers Bank.  Customers Bank is a community-based, full-service bank with assets of approximately $8.4 billion.  A member of the Federal Reserve System with deposits insured by the Federal Deposit Insurance Corporation, Customers Bank is an equal opportunity lender that provides a range of banking services to small and medium-sized businesses, professionals, individuals and families through offices in Pennsylvania, New York, Rhode Island, New Hampshire, Massachusetts, and New Jersey.  Committed to fostering customer loyalty, Customers Bank uses a High Tech/High Touch strategy that includes use of industry-leading technology to provide customers better access to their money, as well as Concierge Banking® by appointment at customers' homes or offices 12 hours a day, seven days a week. Customers Bank offers a continually expanding portfolio of loans to small businesses, multi-family projects, mortgage companies and consumers.  BankMobile is a division of Customers Bank, offering state of the art high tech digital banking services with high level of personal customer service.  BankMobile at December 31, 2015 had over 100,000 consumer checking accounts.

Customers Bancorp, Inc. voting common shares are listed on the New York Stock Exchange under the symbol CUBI. Additional information about Customers Bancorp, Inc. can be found on the Company's website, www.customersbank.com.

"Safe Harbor" Statement
In addition to historical information, this press release may contain "forward-looking statements" within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements with respect to Customers Bancorp, Inc.'s strategies, goals, beliefs, expectations, estimates, intentions, capital raising efforts, financial condition and results of operations, future performance and business. Statements preceded by, followed by, or that include the words "may," "could," "should," "pro forma," "looking forward," "would," "believe," "expect," "anticipate," "estimate," "intend," "plan," or similar expressions generally indicate a forward-looking statement. These forward-looking statements involve risks and uncertainties that are subject to change based on various important factors (some of which, in whole or in part, are beyond Customers Bancorp, Inc.'s control). Numerous competitive, economic, regulatory, legal and technological factors, among others, could cause Customers Bancorp, Inc.'s financial performance to differ materially from the goals, plans, objectives, intentions and expectations expressed in such forward-looking statements. In addition, important factors relating to the previously disclosed proposed acquisition of the disbursements business of Higher One and Customer Bancorp's previously announced plans to combine its BankMobile business with the acquired business also could cause Customers Bancorp's actual results to differ from those in the forward-looking statements.  Customers Bancorp, Inc. cautions that the foregoing factors are not exclusive, and neither such factors nor any such forward-looking statement takes into account the impact of any future events. All forward-looking statements and information set forth herein are based on management's current beliefs and assumptions as of the date hereof and speak only as of the date they are made. For a more complete discussion of the assumptions, risks and uncertainties related to our business, you are encouraged to review Customers Bancorp, Inc.'s filings with the Securities and Exchange Commission, including its most recent annual report on Form 10-K for the year ended December 31,  2014 and subsequently filed quarterly reports on Form 10-Q.  Customers Bancorp, Inc. does not undertake to update any forward-looking statement whether written or oral, that may be made from time to time by Customers Bancorp, Inc. or by or on behalf of Customers Bank.

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE THREE MONTHS ENDED - UNAUDITED
(Dollars in thousands, except per share data)
	Q4	Q3	Q4
	2015	2015	2014
Interest income:
Loans receivable, including fees	$50,095	$46,291	$43,172
Loans held for sale	13,125	14,006	10,500
Investment securities	3,506	2,283	2,442
Other	987	1,156	1,047
Total interest income	67,713	63,736	57,161

Interest expense:
Deposits	9,289	9,022	7,133
Other borrowings	1,573	1,539	1,508
FHLB advances	1,698	1,556	1,846
Subordinated debt	1,685	1,685	1,688
Total interest expense	14,245	13,802	12,175
Net interest income	53,468	49,934	44,986
Provision for loan losses	6,173	2,094	2,459
Net interest income after provision for loan losses	47,295	47,840	42,527

Non-interest income:
Bank-owned life insurance	3,599	1,177	1,056
Mortgage warehouse transactional fees	2,530	2,792	2,105
Gain on sale of loans	859	1,131	1,859
Deposit fees	253	265	183
Mortgage loans and banking income (expense)	135	167	(127)
Gain (loss) on sale of investment securities	—	(16)	—
Other	2,044	655	728
Total non-interest income	9,420	6,171	5,804

Non-interest expense:
Salaries and employee benefits	15,396	14,981	13,415
Professional services	3,664	2,673	1,914
FDIC assessments, taxes, and regulatory fees	3,233	3,222	3,283
Technology, communication and bank operations	2,805	2,422	2,031
Occupancy	2,199	2,169	2,007
Loan workout	586	285	400
Other real estate owned	491	1,722	1,756
Advertising and promotion	368	330	221
Other	2,772	2,503	2,837
Total non-interest expense	31,514	30,307	27,864
Income before tax expense	25,201	23,704	20,467
Income tax expense	7,415	8,415	7,289
Net income	17,786	15,289	13,178
Preferred stock dividend	1,006	980	—
Net income available to common shareholders	$16,780	$14,309	$13,178

Basic earnings per common share	$0.62	$0.53	$0.49
Diluted earnings per common share	$0.58	$0.50	$0.47

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE YEAR ENDED - UNAUDITED
(Dollars in thousands, except per share data)
	December 31,	December 31,
	2015	2014
Interest income:
Loans receivable, including fees	$182,280	$146,388
Loans held for sale	51,553	30,801
Investment securities	10,405	10,386
Other	5,612	2,852
Total interest income	249,850	190,427

Interest expense:
Deposits	33,982	24,454
Other borrowings	6,096	5,342
FHLB advances	6,743	5,194
Subordinated debt	6,739	3,514
Total interest expense	53,560	38,504
Net interest income	196,290	151,923
Provision for loan losses	20,566	14,747
Net interest income after provision for loan losses	175,724	137,176

Non-interest income:
Mortgage warehouse transactional fees	10,394	8,233
Bank-owned life insurance	7,006	3,702
Gain on sale of loans	4,047	3,125
Deposit fees	944	801
Mortgage loans and banking income	741	2,048
Gain (loss) on sale of investment securities	(85)	3,191
Other	4,670	4,026
Total non-interest income	27,717	25,126

Non-interest expense:
Salaries and employee benefits	58,777	46,427
Professional services	11,042	7,748
FDIC assessments, taxes, and regulatory fees	10,728	11,812
Technology, communications and bank operations	10,596	8,798
Occupancy	8,668	8,068
Other real estate owned	2,516	3,601
Advertising and promotion	1,475	1,325
Loan workout	1,127	1,706
Other	10,017	9,429
Total non-interest expense	114,946	98,914
Income before tax expense	88,495	63,388
Income tax expense	29,912	20,174
Net income	58,583	43,214
Preferred stock dividend	2,493	—
Net income available to common shareholders	$56,090	$43,214

Basic earnings per common share	$2.09	$1.62
Diluted earnings per common share	$1.96	$1.55

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET - UNAUDITED
(Dollars in thousands)
	December 31,	December 31,
	2015	2014
ASSETS
Cash and due from banks	$53,550	$62,746
Interest-earning deposits	211,043	308,277
Cash and cash equivalents	264,593	371,023
Investment securities available for sale, at fair value	560,253	416,685
Loans held for sale	1,797,064	1,435,459
Loans receivable	5,453,479	4,312,173
Allowance for loan losses	(35,647)	(30,932)
Total loans receivable, net of allowance for loan losses	5,417,832	4,281,241
FHLB, Federal Reserve Bank, and other restricted stock	90,841	82,002
Accrued interest receivable	19,939	15,205
FDIC loss sharing receivable	—	2,320
Bank premises and equipment, net	11,531	10,810
Bank-owned life insurance	157,211	138,676
Other real estate owned	5,057	15,371
Goodwill and other intangibles	3,651	3,664
Other assets	73,341	52,914
Total assets	$8,401,313	$6,825,370

LIABILITIES AND SHAREHOLDERS' EQUITY
Demand, non-interest bearing	$653,679	$546,436
Interest-bearing deposits	5,255,822	3,986,102
Total deposits	5,909,501	4,532,538
Federal funds purchased	70,000	—
FHLB advances	1,625,300	1,618,000
Other borrowings	88,250	88,250
Subordinated debt	110,000	110,000
Accrued interest payable and other liabilities	44,360	33,437
Total liabilities	7,847,411	6,382,225

Preferred stock	55,569	—
Common stock	27,432	27,278
Additional paid in capital	362,607	355,822
Retained earnings	124,511	68,421
Accumulated other comprehensive loss	(7,984)	(122)
Treasury stock, at cost	(8,233)	(8,254)
Total shareholders' equity	553,902	443,145
Total liabilities & shareholders' equity	$8,401,313	$6,825,370

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
AVERAGE BALANCE SHEET / NET INTEREST MARGIN (UNAUDITED)
(Dollars in thousands)
	Three Months Ended December 31,
	2015		2014
	Average Balance	Average yield or cost (%)	Average Balance	Average yield or cost (%)
Assets
Interest earning deposits	$199,142	0.32	$271,556	0.26
Investment securities	541,541	2.59	422,924	2.31
Loans held for sale	1,572,068	3.31	1,279,803	3.26
Loans receivable	5,120,113	3.88	4,244,315	4.04
Other interest-earning assets	70,689	4.68	80,639	4.29
Total interest earning assets	7,503,553	3.58	6,299,237	3.60
Non-interest earning assets	271,396		246,796
Total assets	$7,774,949		$6,546,033

Liabilities
Total interest bearing deposits (1)	$5,170,461	0.71	$3,789,566	0.75
Borrowings	1,295,853	1.52	1,658,505	1.21
Total interest bearing liabilities	6,466,314	0.87	5,448,071	0.75
Non-interest bearing deposits (1)	714,988		633,525
Total deposits & borrowings	7,181,302	0.79	6,081,596	0.80
Other non-interest bearing liabilities	43,358		26,636
Total liabilities	7,224,660		6,108,232
Shareholders' equity	550,289		437,801
Total liabilities and shareholders' equity	$7,774,949		$6,546,033

Net interest margin		2.83		2.84
Net interest margin tax equivalent		2.83		2.84

(1) Total costs of deposits (including interest bearing and non-interest bearing) were 0.63% and 0.64% for the three months ended December 31, 2015 and 2014, respectively.

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
AVERAGE BALANCE SHEET / NET INTEREST MARGIN (UNAUDITED)
(Dollars in thousands)
	Twelve Months Ended December 31,
	2015		2014
	Average Balance	Average yield or cost (%)	Average Balance	Average yield or cost (%)
Assets
Interest earning deposits	$271,201	0.26	$228,668	0.25
Investment securities	427,638	2.43	451,932	2.30
Loans held for sale	1,589,176	3.24	911,594	3.38
Loans receivable	4,635,887	3.93	3,656,891	4.00
Other interest-earning assets	72,693	6.73	66,669	3.41
Total interest earning assets	6,996,595	3.57	5,315,754	3.58
Non-interest earning assets	269,454		227,045
Total assets	$7,266,049		$5,542,799

Liabilities
Total interest bearing deposits (1)	$4,660,946	0.73	$3,220,305	0.76
Borrowings	1,373,359	1.43	1,268,205	1.11
Total interest-bearing liabilities	6,034,305	0.89	4,488,510	0.86
Non-interest-bearing deposits (1)	692,159		620,385
Total deposits & borrowings	6,726,464	0.80	5,108,895	0.75
Other non-interest bearing liabilities	30,394		17,905
Total liabilities	6,756,858		5,126,800
Shareholders' equity	509,191		415,999
Total liabilities and shareholders' equity	$7,266,049		$5,542,799

Net interest margin		2.81		2.86
Net interest margin tax equivalent		2.81		2.87

(1) Total costs of deposits (including interest bearing and non-interest bearing) were 0.63% and 0.64% for the twelve months ended December 31, 2015 and 2014, respectively.

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
Asset Quality as of December 31, 2015 (Unaudited)
(Dollars in thousands)
	Total Loans	Non Accrual /NPLs	Other Real Estate Owned	Non Performing Assets (NPAs)	Allowance for loan losses	Cash Reserve	Total Credit Reserves	NPLs / Total Loans	Total Reserves to Total NPLs
Loan Type
Originated Loans
Multi-Family	$2,903,814	$—	$—	$—	$12,016	$—	$12,016	—%	—%
Commercial & Industrial (1)	990,621	2,760	153	2,913	8,864	—	8,864	0.28%	321.16%
Commercial Real Estate- Non-Owner Occupied	906,544	788	—	788	3,706	—	3,706	0.09%	470.30%
Residential	113,858	32	—	32	1,992	—	1,992	0.03%	6,225.00%
Construction	87,006	—	—	—	1,074	—	1,074	—%	—%
Other consumer	712	—	—	—	9	—	9	—%	—%
Total Originated Loans	5,002,555	3,580	153	3,733	27,661	—	27,661	0.07%	772.65%
Loans Acquired
Bank Acquisitions	206,971	4,743	4,379	9,122	7,492	—	7,492	2.29%	157.97%
Loan Purchases	243,619	2,448	525	2,973	494	1,159	1,653	1.00%	67.51%
Total Acquired Loans	450,590	7,191	4,904	12,095	7,986	1,159	9,145	1.60%	127.17%
Deferred Origination Fees/Unamortized Premium/Discounts	334	—	—	—	—	—	—	—%	—%
Total Loans Held for Investment	5,453,479	10,771	5,057	15,828	35,647	1,159	36,806	0.20%	341.71%
Total Loans Held for Sale	1,797,064	—	—	—	—	—	—	—%	—%
Total Portfolio	$7,250,543	$10,771	$5,057	$15,828	$35,647	$1,159	$36,806	0.15%	341.71%

(1) Commercial & industrial loans, including owner occupied commercial real estate.